Exhibit 3.04(a)

CERTIFICATE OF FORMATION

Alliance Surgery Birmingham, LLC

In compliance with the requirements of the Delaware Limited Liability Company Act, as amended, the undersigned, desiring to organize a limited liability company, hereby certifies as follows:

1. The name of the limited liability company is:

Alliance Surgery Birmingham, LLC

2. The address of the registered office of the limited liability company in the State of Delaware is 32 Loockerman Sq., Suite 109, Dover, DE 19904. The name of the registered agent at such address is Capitol Corporate Services, Inc.

3. Pursuant to Section 18-215(b) of Title 6 of the Delaware Code, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series of the limited liability company, shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of such series.

4. This Certificate shall be effective immediately upon filing.

I, THE UNDERSIGNED, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended, do hereby make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto signed as of this October 17, 2005

Alliance Surgery Birmingham, LLC

/s/ Charlotte A. Larkin
Charlotte A. Larkin
Authorized Person